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                                 EXHIBIT 16.1





December 16, 1997



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Ladies & Gentlemen:

                             Waste Recovery, Inc.

We have read Item 4 of Waste Recovery, Inc.'s Form 8-K dated December 16, 1997 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,



PRICE WATERHOUSE LLP